Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 26, 2019

Quarterly Distribution Report No. 217

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 25, 2019.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the fourth quarter of 2018 (the “Q4 Distribution Period”).

The Trust received $138,491 ($.4987 per Trust Unit) for the Q4 Distribution Period (the “Q4 Payment”), as compared to $133,634 ($.4812 per Trust Unit) for the payment attributable to the fourth quarter of 2018.

After receiving the Q4 Payment, the Trust paid $58,897 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $79,594 (.2866 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on March 25, 2019.

During the twelve month period ended March 31, 2019, the Trust’s aggregate distributions will amount to $797,608 ($2.8721 per Trust Unit), as compared to $588,152 ($2.1179 per Trust Unit) during the twelve month period ended March 31, 2018.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2019 and March 31, 2018 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2019		Per Unit*

Gross royalty income collected by EMI for the period	$517,927

Less: Related royalty expense	235,946
Amount deducted by EMI	124,812
Adjustment for copyright renewals, etc.	18,678

	379,436

Balance as reported by EMI	$138,491

Payments received by Trust	$138,491		$.4987

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	58,897		.2121

Balance available for distribution	$79,594		$.2866

Distribution per Unit*		$.2866

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2018		Per Unit*	Twelve Months Ended March 31, 2019		Per Unit	Twelve Months Ended March 31, 2018		Per Unit

$564,601			$3,447,398			$3,071,527

281,274			1,294,987			1,222,335
138,302			1,011,544			871,563
11,391			99,675			92,935

430,967			2,406,206			2,186,833

$133,634			$1,041,192			$884,694

$133,634		$.4812	$1,041,192		$3.7492	$884,694		$3.1857

61,464		.2313	243,584		.8771	296,542		1.0678

$72,170		$.2599	$797,608		$2.8721	$588,153		$2.1179

	$.2599			$2.8721			$2.1179